Exhibit 99.1

Stacy Smith to Retire after 30 Years at Intel

In an email today, Intel CEO Brian Krzanich announced that Stacy Smith, Group President of Manufacturing, Operations and Sales at Intel, has decided to retire from the company at the end of January 2018. Krzanich said:

“With warm wishes, I’m writing to let you know that after thirty years at Intel, Stacy Smith has decided to retire from Intel at the end of January, 2018.

I want to thank Stacy for his leadership and his many outstanding contributions to Intel’s success. Stacy is a key pillar of our MCM team and a mentor and friend to so many at the company. His career at Intel has spanned every geography and many organizations – from head of EMEA Sales and Marketing, Chief Information Officer, nine years as Chief Financial Officer, and most recently, President of Manufacturing, Operations and Sales. Stacy helped guide Intel through the great recession as CFO and has been instrumental in helping to transform Intel from PC to data-centric. For me personally, Stacy has been an incredibly valued colleague, and I will miss him.”